FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 16, 2007

HURCO REPORTS STRONG THIRD QUARTER RESULTS – SALES UP 33% AND EARNINGS UP 36%.

INDIANAPOLIS, INDIANA, — August 16, 2007, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $5,163,000, or $.80 per share, for its third fiscal quarter, which ended July 31, 2007, compared to $3,802,000, or $.59 per share, for the corresponding period in 2006.  For the first nine months of fiscal 2007, Hurco recorded net income of $15,239,000, or $2.37 per share, compared to $10,764,000, or $1.68 per share, for the corresponding period in 2006.

Sales and service fees for the third quarter of fiscal 2007 were $48,555,000, an increase of $11,958,000, or 33%, from the amount for the prior year period.  Approximately 6% of the year-over-year increase reflects the effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes.  These results reflect increased demand, primarily driven by the European markets.  During the latest quarter, sales and service fees increased in Europe by $10,987,000, or 50% and in North America sales and service fees increased by $1,789,000, or 16%, compared to the third quarter of 2006.  Sales and service fees for Asia decreased by $818,000, or 25%, primarily due to the timing of two large non-recurring orders received in the third quarter of last year.  Sales and service fees for the nine months ended July 31, 2007 totaled $137,927,000, an increase of $32,575,000, or 31%, over the corresponding period in 2006.  Approximately 7% of the year-over-year increase reflects the effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes.

New orders booked during the third quarter of fiscal 2007 totaled $48,645,000, an increase of $10,685,000, or 28%, over the amount recorded in the third quarter of fiscal 2006.    During the latest quarter, orders increased in Europe and North America by $8,392,000, or 35%, and $3,594,000, or 35%, respectively, compared to the third quarter of 2006.  Orders for Asia decreased by $1,301,000, or 36%, due to the related sales issue described above.  For the nine months ended July 31, 2007, new orders totaled $144,193,000, an increase of $31,513,000, or 28%, over the corresponding period in 2006.  The impact of currency translation on new orders booked was consistent with the impact on sales and service fees on a quarter and year-to-date basis.

Gross margin for the third quarter of fiscal 2007 was 38% compared to 35% for the prior year period, as a result of higher volume and a more favorable product mix.  Selling, general and administrative expenses were $10,228,000, an increase from the $7,392,000 reported in the prior year period.  The increase was due to the effects of foreign currency translation of foreign operating expenses and expenses related to market expansion, commissions, and other administrative expenses.

Cash increased by $2,762,000 for the third quarter to $37,219,000 as working capital performance remains strong with increased sales.

Michael Doar, Chairman and Chief Executive Officer, stated, “Our global supply chain strategy continues to yield operational and financial benefits that allow us to focus on new product development, efficient worldwide release of new products, and targeted growth.  The newest technology development for all of our products is WinMax®, the software that powers our integrated control. Building on the momentum from the U.S. rollout of WinMax®, we are focused on its worldwide release”.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan and China. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site:  www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:   John G. Oblazney
  Vice President & Chief Financial Officer
  317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	July 31,	October 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$37,219	$29,846
Accounts receivable	26,968	22,248
Inventories	53,836	43,343
Deferred tax assets, net	3,965	2,768
Investments	2,114	-
Other	6,433	2,677
Total current assets	130,535	100,882

Property and equipment:
Land	761	761
Building	7,234	7,234
Machinery and equipment	14,111	12,952
Leasehold improvements	1,291	1,147
	23,397	22,094
Less accumulated depreciation and amortization	(13,913)	(12,944)
	9,484	9,150

Deferred tax assets, net	966	1,121
Software development costs, less amortization	6,229	5,580
Investments and other assets	6,662	7,381
	$153,876	$124,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,036	$26,605
Accrued expenses	25,215	17,599
Current portion of long-term debt	-	136
Total current liabilities	61,251	44,340

Non-current liabilities:
Long-term debt	-	3,874
Deferred credits and other obligations	645	525
Total liabilities	61,896	48,739

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,389,720 and
6,346,520 shares issued, respectively	639	635
Additional paid-in capital	50,847	50,011
Retained earnings	43,719	28,480
Accumulated other comprehensive income	(3,225)	(3,751)
Total shareholders' equity	91,980	75,375
	$153,876	$124,114

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Sales and service fees	$48,555	$36,597	$137,927	$105,352

Cost of sales and service	30,138	23,762	85,838	68,412
Gross profit	18,417	12,835	52,089	36,940

Selling, general and administrative expenses	10,228	7,392	28,883	20,828
Operating income	8,189	5,443	23,206	16,112

Interest expense (income)	(85)	78	(48)	242

Other income (expense), net	548	83	1,406	408

Income before taxes	8,822	5,448	24,660	16,278

Provision for income taxes	3,659	1,646	9,421	5,514

Net income	$5,163	$3,802	$15,239	$10,764

Earnings per common share

Basic	$0.81	$0.60	$2.39	$1.71
Diluted	$0.80	$0.59	$2.37	$1.68

Weighted average common shares outstanding
Basic	6,379	6,308	6,379	6,308
Diluted	6,440	6,392	6,435	6,393

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended		Nine Months Ended
	July 31,		July 31,
Operating Data:	2007	2006	2007	2006
	(unaudited)		(unaudited)
Gross margin	37.9%	35.1%	37.8%	35.1%

SG&A expense as a percentage of sales	21.1%	20.2%	20.9%	19.8%

Operating income as a percentage of sales	16.9%	14.9%	16.8%	15.3%

Income before taxes as a percentage of sales	18.2%	14.9%	17.9%	15.5%

Effective Tax Rate	41.5%	30.2%	38.2%	33.9%

Depreciation	589	385	1,376	1,117

Capital expenditures	656	921	2,298	2,118

Balance Sheet Data:	7/31/2007	7/31/2006

Working capital (excluding short term debt)	$69,284	$52,747

Days sales outstanding	44	52

Inventory turns	2.2	2.3

Capitalization
Total debt	$-	$4,042
Shareholders' equity	91,980	70,384
Total	$91,980	$74,426